Mid-Con Energy Partners, LP Announces Operating and Financial Results for the Third Quarter 2014

DALLAS, November 3, 2014 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”) announces operating and financial results for the third quarter ended September 30, 2014.  “The combined effect of our acquisitions thus far this year as well as the result of our CAPEX development, especially in Northeastern Oklahoma, have led to rising production and decreasing per barrel equivalent lease operating expenses in the third quarter," said Jeff Olmstead, Chief Executive Officer.  "We are eager to add the Eastern Shelf properties to our portfolio and commence our development plans on these assets. We expect these properties will help us to continue growing production and decreasing operating costs on a per barrel basis.  We recognize there is more work to be done to continue this trend, especially in the current volatile commodity price environment, and we believe we have the right team and assets to continue to deliver the results you expect of us."

THIRD QUARTER 2014 HIGHLIGHTS

•
Production averaged 3,098 Boe/d, an increase of 13.7% sequentially and 22.8% year-over-year. September 2014 production, reflecting full contributions from our recently closed acquisitions, averaged 3,348 Boe/d.

•	Prices, inclusive of hedge realizations, averaged $89.17/Boe, down 0.7% sequentially and 4.6% year-over-year.

•	LOE averaged $24.03/Boe, a decrease of 9.7% sequentially and an increase of 16.9% year-over-year.

•	Adjusted EBITDA, a non-GAAP measure, was $15.3 million, up 20.1% sequentially and 2.1% year-over-year.

•	Distributable Cash Flow, a non-GAAP measure, was $11.5 million, up 14.8% sequentially and down 4.3% year-over-year.

•	Declared quarterly cash distributions attributable to the third quarter 2014 of $0.515 per unit, or $2.06 per unit on an annualized basis, approved October 22, 2014.

•	Distribution Coverage, a non-GAAP measure, was 0.94x as reported and 1.03x pro forma of acquisitions closed during the third quarter 2014.

•
Closed the Oilton acquisition in Northeastern Oklahoma on August 5, 2014, acquiring net proved reserves (88% PDP & 90% oil) estimated at 2.6 million barrels of oil equivalent ("MMboe") and average 2Q14 net production of 410 Boe/d for an aggregate purchase price of approximately $56.5 million.

•
Closed the Liberty South acquisition in the Gulf Coast on August 29, 2014, acquiring net proved reserves (100% PDP & 99% oil) estimated at approximately 0.7 MMboe and average net production for the first two months of 2Q14 of 154 Bbl/d for an aggregate purchase price of approximately $19.4 million.

•
Announced the Eastern Shelf acquisition in the Permian on October 13, 2014, transaction underway to acquire net proved reserves (68% proved developed & 89% oil) estimated at 6.1 MMboe and average 2Q14 net production of 1,197 Boe/d for an aggregate purchase price of approximately $120 million.

The following table reflects selected operating and financial results for the third quarter of 2014, compared to the second quarter of 2014 and third quarter of 2013. Mid-Con Energy’s unaudited condensed consolidated financial statements are included at the end of this press release.

	Three Months Ended
	September 30,	June 30,	September 30,
($ in thousands)	2014	2014	2013
Average daily oil production (Bbl/d)	3,033	2,692	2,467
Average daily natural gas production (Mcf/d)	380	209	348
Average daily total production (Boe/d) (1)	3,098	2,725	2,522

Revenues, including net commodity derivative settlements	$25,413	$22,263	$21,689
Operating Expenses	$17,228	$14,545	$11,038
Net Income	$17,002	$3,847	$4,257
Gain (loss) on unsettled derivatives, net	$10,040	$(2,819)	$(5,501)
Net Income, excluding gain (loss) on unsettled derivatives(2)	$6,962	$6,666	$9,758
Adjusted EBITDA (2)	$15,253	$12,699	$14,935
Distributable Cash Flow (2)	$11,528	$10,042	$12,043

Distributable Cash Flow per unit (2)(3)	$0.486	$0.467	$0.613
Distribution to Unitholders	$0.515	$0.515	$0.515
Distribution Coverage (2)(3)	0.94x	0.91x	1.19x
(1) Production volumes in Boe equivalents calculated at a Btu conversion rate of six Mcf per Bbl.
(2) Non-GAAP financial measure. Please refer to the related disclosure and reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow included in this press release.
(3) Based on units outstanding (in thousands) as of November 3, 2014 (23,697), August 4, 2014 (21,489), and November 6, 2013 (19,649), respectively.

THIRD QUARTER 2014 RESULTS
Production - Production for the third quarter of 2014 was 285 Mboe, or 3,098 Boe/d. On a daily basis, this represents a 13.7% increase from the second quarter of 2014 and a 22.8% increase year-over-year. The increase in sequential and year-over-year volumes was primarily due to production growth in Northeastern Oklahoma and year-to-date acquisitions.

Price Realizations - Oil and natural gas sales were $26.2 million in the third quarter of 2014 or $91.84/Boe of production. This represents a 6.4% decrease from the second quarter of 2014 and a 7.3% decrease year-over-year. Hedge settlements were $(0.8) million in the third quarter of 2014 or $(2.67)/Boe. Hedge settlements for the second quarter of 2014 and the third quarter of 2013 were $(8.35)/Boe and $(5.57)/Boe, respectively. Realized revenues including hedge settlements per Boe of production were $89.17/Boe, down 0.7% sequentially and down 4.6% year-over-year.

Operating Revenues - Operating revenues, which include the effect of settled commodity derivatives but exclude the net impact of unsettled commodity derivatives, were $25.4 million, or $89.17 per Boe in the third quarter of 2014. This represents a 14.1% increase from the previous quarter and a 17.2% increase from the third quarter of 2013. The positive sequential variance was attributable to 13.7% higher production partially offset by 0.7% lower prices. On a year-over-year basis, the positive variance was the result of 22.8% higher daily production partially offset by 4.6% lower prices.

Lease Operating Expenses (“LOE”) - LOE were $6.8 million, or $24.03/Boe, in the third quarter of 2014, a 9.7% decrease from the second quarter of 2014 and a 16.9% increase from the third quarter of 2013, on a per Boe basis. The decrease in average cost per Boe on a sequential basis reflects higher production in the third quarter of 2014 and lower workover costs from the previous quarter. The increase in total lease operating expenses over the prior year’s quarter was primarily attributable to our acquisitions of additional oil properties in 2014 and the additional number of producing and injection wells resulting from our drilling and recompletion activities. The increase in average costs per Boe on a year-over-year basis reflects higher costs of operations in our Hugoton Basin and Southern Oklahoma areas due to increased operating costs attributable to the continued maturation of the waterflood projects in these areas.

Production Taxes - Production taxes in the third quarter of 2014 were $1.8 million, or $6.47/Boe, reflecting an effective tax rate of 7.0%. The effective tax rates for the second quarter of 2014 and the third quarter of 2013 were 6.1% and 4.4%, respectively. Both sequentially and year-over-year, production taxes increased due to the expiration of a reduced production tax on a majority of our production that qualified for the Oklahoma Enhanced Recovery Project Gross Production Tax Exemption. The acquisition of additional properties during 2014 added to the increase in total production tax expenses.

Impairment Expense - We review our long-lived assets to be held and used, including proved oil and natural gas properties, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. If the carrying amount exceeds the property’s estimated fair value, we adjust the carrying amount of the property to fair value through a charge to impairment expense. For the three months ended September 30, 2014, we recorded approximately a $0.3 million non-cash impairment charge for properties in our Southern Oklahoma core area. There was no impairment charge for the three months ended June 30, 2014 or September 30, 2013.

Depreciation, Depletion, and Amortization Expenses (“DD&A”) – DD&A for the third quarter of 2014 were $5.6 million, or $19.53/Boe. On a per Boe basis, third quarter 2014 results reflect a 3.7% increase over the previous quarter and a 26.3% increase over the third quarter of 2013. The increase quarter-over-quarter and year-over-year in DD&A was primarily due to the acquisition of oil properties in February and August 2014. The increase in DD&A per Boe, both sequentially and year-over-year, was primarily due to the higher depletion rates in the acquired properties compared to our legacy assets.

General and Administrative Expenses (“G&A”) - G&A during the third quarter of 2014 were $2.6 million, or $9.13/Boe, and included $1.1 million in non-cash equity based compensation expense related to the Partnership’s long-term incentive program. G&A, not including the non-cash equity based compensation related to the Partnership's long-term incentive program, were in-line with the second quarter of 2014 and represented a 50% increase year-over-year. The increase in year-over-year costs are due to higher non-recurring legal and professional services related to our acquisitions in August 2014 and the filing of our Registration Statement including related amendments.

Interest Expense - Interest expense for the third quarter of 2014 was $1.2 million, or $4.29, a 16.3% increase from the second quarter of 2014 and a 37.0% increase from the third quarter of 2013. The increase in interest expense, both sequentially and year-over-year, was attributable to higher borrowings outstanding from our revolving credit facility resulting from acquisitions in 2014. The average effective interest rate was approximately 2.83% in the third quarter of 2014 compared to 2.81% in the second quarter of 2014 and 2.83% in the third quarter of 2013.

Net Income - For the third quarter of 2014, Mid-Con Energy reported net income of $17.0 million. Net income, excluding unsettled derivatives was $7.0 million, or $24.43 per Boe for the third quarter of 2014. Net income represents $0.74 per limited partner unit (diluted), based on an average of 22.5 million fully diluted ("FD") limited partner units outstanding during the third quarter of 2014. Net income for the second quarter of 2014 was $3.8 million, or $0.18 per limited partner unit (diluted), based on an average of 21.1 million FD limited partner units outstanding during the period. For the third quarter of 2013, net income was $4.3 million, or $0.22 per limited partner unit (diluted), based on an average of 19.3 million FD limited partner units outstanding during the period. The change, both sequentially and year-over-year, was primarily attributable to the favorable net effect of our unsettled hedges and an increase in oil sales from the acquisition of oil properties and production increases during 2014, partially offset by an increase in lease operating expenses, depreciation, depletion and amortization, and production taxes.

Adjusted EBITDA - Adjusted EBITDA, a non-GAAP measure, for the third quarter of 2014 was $15.3 million, 20.1% above the previous quarter and 2.1% above the third quarter of 2013. Adjusted EBITDA for the third quarter of 2014 was $53.52 per Boe. Higher production and lower expenses favorably impacted Adjusted EBITDA for the third quarter of 2014.

Distributable Cash Flow (“DCF”) - DCF, a non-GAAP measure, for the third quarter of 2014 was $11.5 million after subtracting $1.3 million in cash interest expense and $2.4 million in estimated maintenance capital expenditures from Adjusted EBITDA. Relative to the second quarter of 2014 and the third quarter of 2013, DCF was up 14.8% and down 4.3%, respectively.

DCF Coverage – DCF coverage, a non-GAAP measure, for the third quarter of 2014 was 0.94x and 1.03x pro forma of acquisitions closed during the quarter, based on 23.3 million limited partner units and 360,000 general partner units outstanding as of November 3, 2014. DCF coverage for the second quarter of 2014 was 0.91x while DCF coverage for the third quarter of 2013 was 1.19x.

THIRD QUARTER 2014 CASH DISTRIBUTION
On October 22, 2014, the Board of Directors of Mid-Con Energy’s general partner approved a quarterly cash distribution of $0.515 per unit, or $2.06 per unit on an annualized basis, for the quarter ended September 30, 2014. This amount is unchanged from the second quarter of 2014 distribution and the third quarter of 2013 distribution. The third quarter 2014 cash distribution will be paid November 14, 2014 to unitholders of record at the close of business on November 3, 2014.

HEDGING SUMMARY
Mid-Con Energy enters into various commodity derivative contracts intended to achieve more predictable cash flows and to reduce exposure to commodity market volatility. The objective of the Partnership’s hedging program is to secure distributable cash flows and to be better positioned to increase quarterly distributions over time while also retaining some ability to participate in upward movements in commodity prices. Mid-Con Energy uses a phased approach to hedging, looking up to 36 months forward while targeting a higher percentage of total production hedged within the nearest 12 months. Complementing the primary hedging strategy described above, Mid-Con Energy intends to enter into additional commodity derivative contracts in connection with material increases in estimated production or at times when management believes market conditions or other circumstances suggest that it is prudent to do so.

As of November 3, 2014, the following table reflects volumes of Mid-Con Energy’s production secured by commodity derivative contracts, with the corresponding prices at which the production is hedged:

OIL HEDGES	4Q14	1Q15	2Q15	3Q15	4Q15	1Q16	2Q16
WTI Swap Volume (Bbl/d)	2,446	2,500	2,473	1,957	815	165	165
Price ($/Bbl)	$93.79	$94.76	$94.28	$91.22	$90.87	$90.20	$90.20

Production, Sept. 2014 (Boe/d)	3,348	3,348	3,348	3,348	3,348	3,348	3,348
% Hedged	73%	75%	74%	58%	24%	5%	5%

LIQUIDITY SUMMARY
As of September 30, 2014, Mid-Con Energy’s total liquidity of $23.6 million was comprised of $1.6 million in cash and cash equivalents and $22.0 million of available borrowings under the Partnership's $190.0 million borrowing base from its credit facility.

BORROWING BASE INCREASE AND SECOND LIEN TERM LOAN
Contingent upon completion of the previously announced Eastern Shelf acquisition, Mid-Con Energy announces that it has received lender commitments to increase its borrowing base to $240 million, up 26% from the $190 million in commitments established under Mid-Con Energy's existing senior secured revolving credit facility.  This increase will become effective upon closing of the Eastern Shelf acquisition, at which time a $100 million Second Lien Term Loan, maturing in May of 2019, will also become available to the Partnership.  The borrowing base increase and senior secured Second Lien Term Loan have been fully underwritten by the Royal Bank of Canada acting in its capacity as Administrative Agent along with other participating lenders. Mid-Con Energy's next regularly scheduled bi-annual redetermination will occur on or about April 30, 2015.

THIRD QUARTER 2014 CONFERENCE CALL
As announced on October 23, 2014, Mid-Con Energy’s management will host a conference call on Tuesday, November 4, 2014 at 12:00 p.m. ET. Interested parties are invited to participate via telephone by dialing 1-877-847-5946 (Conference ID: 23555908) at least five minutes prior to the scheduled start time of the call, or via webcast by clicking on “Events & Presentations” in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

A replay of the conference call will be available through November 11, 2014, by dialing 1-855-859-2056 (Conference ID: 23555908). Additionally, a webcast archive will be available at www.midconenergypartners.com.

QUARTERLY REPORT ON FORM 10-Q
Certain financial results included in this press release and related footnotes will be available in Mid-Con Energy’s September 30, 2014 Quarterly Report on Form 10-Q, which will be filed on or about November 3, 2014.

UPCOMING CONFERENCES
Mid-Con Energy's management team is scheduled to participate in the following conferences:

•	Stephens 2014 Fall Investment Conference - November 11-12, 2014 in New York, NY.

•	2014 RBC Capital Markets' MLP Conference - November 19-20, 2014 in Dallas, TX.

•	Wells Fargo 13th Annual Energy Symposium - December 9-10, 2014 in New York, NY.

•	UBS MLP One-on-One Conference - January 12-14, 2014 in Park City, UT.
Corresponding presentation slides will be made available no later than the morning of each event by clicking on "Events & Presentations" in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

ABOUT MID-CON ENERGY PARTNERS LP
Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, operate, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery (“EOR”). Mid-Con Energy’s core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma, the Gulf Coast and the Hugoton. For more information, please visit Mid-Con Energy's website at www.midconenergypartners.com.

FORWARD LOOKING STATEMENTS
This press release includes "forward-looking statements" — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as "anticipate," "believe," “estimate,” "intend," "expect," "plan," “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” or "will" or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy's filings with the Securities and Exchange Commission (“SEC”) available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the "Forward Looking Statements" of our public filings.

INVESTOR RELATIONS CONTACT
Krista McKinney
(972) 479-5980
kmckinney@midcon-energy.com

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except number of units)
(Unaudited)

	September 30, 2014	December 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,570	$1,434
Accounts receivable:
Oil and natural gas sales	8,495	6,778
Other	222	104
Derivative financial instruments	4,261	153
Prepaids and other	286	191
Total current assets	14,834	8,660
PROPERTY AND EQUIPMENT:
Oil and natural gas properties, successful efforts method:
Proved properties	366,692	216,680
Accumulated depletion, depreciation and amortization	(50,048)	(36,148)
Total property and equipment, net	316,644	180,532
DERIVATIVE FINANCIAL INSTRUMENTS	407	48
OTHER ASSETS	869	843
Total assets	$332,754	$190,083
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable:
Trade	$2,592	$2,184
Related parties	6,706	2,982
Derivative financial instruments	—	1,627
Accrued liabilities	189	432
Total current liabilities	9,487	7,225
OTHER LONG-TERM LIABILITIES	108	128
LONG-TERM DEBT	168,000	112,000
ASSET RETIREMENT OBLIGATIONS	5,401	3,942
COMMITMENTS AND CONTINGENCIES
EQUITY, per accompanying statements:
Partnership equity
General partner interest	1,534	1,716
Limited partners- 23,337,511 and 19,319,362 units issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	148,224	65,072
Total equity	149,758	66,788
Total liabilities and equity	$332,754	$190,083

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Oil sales	$26,011	$22,831	$71,865	$63,755
Natural gas sales	162	151	450	513
Net settlements on derivatives	(760)	(1,293)	(3,753)	89
Gain (loss) on unsettled derivatives, net	10,040	(5,501)	6,094	(6,334)
Total revenues	35,453	16,188	74,656	58,023
Operating costs and expenses:
Lease operating expenses	6,849	4,768	18,136	11,859
Oil and natural gas production taxes	1,845	1,007	4,694	2,670
Impairment of proved oil and natural gas properties	303	—	303	1,578
Depreciation, depletion and amortization	5,565	3,586	13,900	10,957
Accretion of discount on asset retirement obligations	64	47	175	124
General and administrative	2,602	1,630	11,958	9,667
Total operating costs and expenses	17,228	11,038	49,166	36,855
Income from operations	18,225	5,150	25,490	21,168
Other income (expense):
Interest income and other	3	2	7	6
Interest expense	(1,226)	(895)	(3,087)	(2,320)
Total other expense	(1,223)	(893)	(3,080)	(2,314)
Net income	$17,002	$4,257	$22,410	$18,854
Computation of net income per limited partner unit:
General partners’ interest in net income	$268	$77	$375	$346
Limited partners’ interest in net income	$16,734	$4,180	$22,035	$18,508

Net income per limited partner unit:
Basic	$0.75	$0.22	$1.04	$0.96
Diluted	$0.74	$0.22	$1.04	$0.96

Weighted average limited partner units outstanding:
Limited partner units (basic)	22,450	19,269	21,175	19,213
Limited partner units (diluted)	22,467	19,296	21,198	19,219

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash Flows from Operating Activities:
Net income	$22,410	$18,854
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	13,900	10,957
Debt issuance costs amortization	144	126
Accretion of discount on asset retirement obligations	175	124
Impairment of proved oil and natural gas properties	303	1,578
(Gain) loss on unsettled derivative instruments, net	(6,094)	6,334
Equity-based compensation	6,900	5,419
Changes in operating assets and liabilities:
Accounts receivable	(1,717)	(603)
Other receivables	(118)	603
Prepaids and other	(95)	(259)
Accounts payable and accrued liabilities	3,772	(648)
Net cash provided by operating activities	39,580	42,485
Cash Flows from Investing Activities:
Additions to oil and natural gas properties	(24,079)	(19,146)
Acquisitions of oil and natural gas properties	(38,834)	(28,022)
Net cash used in investing activities	(62,913)	(47,168)
Cash Flows from Financing Activities:
Proceeds from line of credit	109,000	87,000
Payments on line of credit	(53,000)	(53,000)
Distributions paid	(32,361)	(29,711)
Debt issuance costs	(170)	—
Net cash provided by financing activities	23,469	4,289
Net increase (decrease) in cash and cash equivalents	136	(394)
Beginning cash and cash equivalents	1,434	1,053
Ending cash and cash equivalents	$1,570	$659

Supplemental Cash Flow Information:
Cash paid for interest	$3,156	$2,200
Non-Cash Investing and Financing Activities:
Accrued capital expenditures - oil and natural gas properties	$1,043	$373
Limited partner units issued - acquisition of oil properties	$86,001	$—

NON-GAAP FINANCIAL MEASURES
This press release, financial tables and other supplemental information include “Adjusted EBITDA” and “Distributable Cash Flow”, each of which are non-generally accepted accounting principles (“Non-GAAP”) measures used by our management to describe financial performance with external users of our financial statements.

The Partnership believes the Non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the Partnership and to compare the financial performance of the Partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Adjusted EBITDA is defined as net income (loss) plus:

•	Interest expense, net;

•	Depreciation, depletion and amortization;

•	Accretion of discount on asset retirement obligations;

•	Loss (gain) on unsettled derivatives, net;

•	Equity-based compensation;

•	Impairment of proved oil and natural gas properties;

•	Dry hole costs and abandonments of unproved properties; and

•	Loss (gain) on sale of asset, net.

Distributable Cash Flow is defined as Adjusted EBITDA less:

•	Cash interest expense; and

•	Estimated maintenance capital expenditures.

Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow
(in thousands)
	Three Months Ended
	September 30,	June 30,	September 30,
	2014	2014	2013
Net income	17,002	3,847	4,257
Interest expense, net	1,223	1,052	893
Depreciation, depletion and amortization	5,565	4,672	3,586
Accretion of discount on asset retirement obligations	64	59	47
Loss (gain) on unsettled derivatives, net	(10,040)	2,819	5,501
Equity based compensation	1,136	250	651
Impairment of proved oil and natural gas properties	303	—	—
Adjusted EBITDA	$15,253	$12,699	$14,935

Less:
Cash interest expense	$1,333	$957	$861
Estimated maintenance capital expenditures	2,392	1,700	2,031
Distributable Cash Flow	$11,528	$10,042	$12,043